SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2015

Layne Christensen Company
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Boulevard, Ste. 700
The Woodlands, TX 77380
(Address of Principal Executive Offices)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective upon the closing of the sale of the Geoconstruction business segment of Layne Christensen Company (the "Company") on August 17, 2015, the Company's existing asset-based credit facility was amended to, among other things:

•	Reduce Total Commitments: The maximum amount that may be borrowed under the asset-based credit facility was reduced from $135.0 million to $100.0 million.
•

Eliminate the $15.0 million "Availability Block": Previously the maximum amount that could be borrowed under the asset-based credit facility was reduced by the Availability Block until Layne had delivered to the agent under the asset-based facility financial statements and a compliance certificate for any fiscal quarter commencing after March 2, 2015, demonstrating, for such fiscal quarter and for the immediately preceding fiscal quarter, a Consolidated Fixed Charge Coverage Ratio (as defined in the asset-based credit facility) of at least 1.00 to 1.00 for four consecutive quarters ending with such fiscal quarters.

•

Reduce Minimum Excess Availability: The dollar amount of Excess Availability (as defined in the asset-based credit facility) that must be maintained in order to avoid a Cash Dominion Period and a Covenant Compliance Period (each as defined in the asset-based credit facility) was reduced from $25.0 million to $17.5 million.

•	Revise Borrowing Base: The manner in which the Borrowing Base under the asset-based credit facility is calculated was revised as follows:
o	80% of book value of eligible billed accounts receivable, plus
o	equipment availability, minus
o	the equipment reserve, minus
o	any additional reserves established from time to time by the co-collateral agents.

As part of the amendment, the co-collateral agents established a reserve of $1.0 million for accounts receivable that are subject to counterclaims or disputes and a reserve equal to 10% of total billed receivables for accounts receivable that are subject to advance billing (or similar arrangements), in each case in lieu of excluding all of such receivables as was previously done.

For purposes of calculating the Borrowing Base, equipment availability will generally be equal to 85% of the net orderly liquidation value of eligible equipment as reflected on the most recent appraisal obtained by the co-collateral agents, subject to a 1% per quarter reduction.

The equipment reserve is equal to the value of certain specialized equipment that the Company’s surety providers have the right to use if necessary to complete a bonded project.  Prior to the closing of the sale of the Geoconstruction business segment, the equipment reserve was approximately $5.4 million.  It is anticipated that as a result of the sale of the Geoconstruction business segment the equipment reserve will be reduced to approximately $2.6 million.

The Company anticipates that the changes to the method for calculating the Borrowing Base will not have a material effect on the Borrowing Base or the Company's liquidity.  The Company's Borrowing Base as of June 30, 2015, including the Geoconstruction business segment, was approximately $91.8 million and its Excess Availability was approximately $58.9 million.  After giving effect to the sale of the Geoconstruction business segment and the changes to the methodology for calculating the Borrowing Base, the Company estimates that the Borrowing Base and Excess Availability on a pro forma basis would have been approximately $100 million and $67.0 million, respectively.

•	Increase Unused Commitment Fee: The quarterly commitment fee on unused commitments was increased from 0.50% to 0.75%.

A copy of the amended and restated asset-based credit facility is attached as Exhibit 4.1 to this Form 8-K. The description of the material terms of the amendments to the asset-based credit facility contained in this report is a summary and is qualified in its entirety by the terms thereof.

ITEM 7.01	REGULATION FD DISCLOSURE

On August 18, 2015, the Company issued a press release announcing the closing of the sale of its Geoconstruction business segment on the terms previously reported, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.
4.1

Amended and Restated Credit Agreement dated as of August 17, 2015 among Layne Christensen Company, as Borrower, certain subsidiaries of Layne Christensen Company, as Co-Borrowers, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association (“PNC Bank”), as Administrative Agent, Jefferies Finance, LLC, as Syndication Agent, Lead Arranger and Book Running Manager, PNC Bank and Wells Fargo Bank, N.A., as Co-Collateral Agents, and PNC Bank, as Swingline Lender and Issuing Bank.

99.1	Press Release dated August 18, 2015, of Layne Christensen Company announcing that it has completed the sale of its Geoconstruction business segment, furnished pursuant to Item 7.01 hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company
(Registrant)

Date: August 19, 2015	By:	/s/ J. Michael Anderson
		Name:	J. Michael Anderson
		Title:	Senior Vice President and Chief Financial Officer